Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Independent Bank Corp. of our report dated March 23, 2007 on the consolidated balance sheets of Slade’s Ferry Bancorp. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K of Slade’s Ferry Bancorp. for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
November 16, 2007